EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

FIRST QUARTER FISCAL 2017 FINANCIAL RESULTS

▪

First quarter net revenues of $93.4 million and net loss of $(0.7) million, or $(0.06) per diluted share, for the three months ended December 31, 2016, compared to net revenues of $95.1 million and net income of $0.2 million, or $0.02 per diluted share, for the same period of fiscal 2016.

▪	Backlog of $167.3 million at December 31, 2016, a decrease of 0.6% from $168.4 million at September 30, 2016.
▪	Capital investment in the first quarter of fiscal 2017 of $5.9 million and forecast for capital spending in fiscal 2017 of $22.0 million.
▪	Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, February 2, 2017 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the first quarter ended December 31, 2016 of fiscal year 2017.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“This was a difficult quarter with continued soft demand as customers managed their year-end balance sheets.  The industry headwinds persist with the strong dollar, increasingly competitive pricing for the commodity chemical processing business and continued slowness in industrial gas turbines.  The narrative we hear from our customers suggests that the next quarter or two may continue to be challenging but that optimism is warranted in the second half of the calendar year,” said Mark Comerford, President and Chief Executive Officer.  “Aerospace continues to be a bright spot as forecasts from engine builders suggest a production ramp up that corresponds well with the completion schedule of our capital investments geared towards the sheet aerospace business.  As we navigate these lower demand quarters, we intend to stay focused on spending controls while simultaneously preparing for the market recovery.”

1st Quarter Results

Net Revenues.  Net revenues were $93.4 million in the first quarter of fiscal 2017, a decrease of 1.8% from $95.1 million in the same period of fiscal 2016.   Volume was 4.0 million pounds in the first quarter of fiscal 2017, a decrease of 9.3% from 4.4 million pounds in the same period of fiscal 2016.  The decrease in volume is due primarily to weaker base-business demand in chemical processing and industrial gas turbine markets and a lower level of transactional business during the quarter in the aerospace market.  The product-sales average selling price was $22.11 per pound in the first quarter of fiscal 2017, an increase of 7.5% from $20.57 per pound in the same period of fiscal 2016.  The average selling price increased due to changes in product mix, which represented approximately $3.81 of the increase as well as higher raw material market prices, which represented approximately $0.44 per pound of the increase, partially offset by reduced transactional business along with increased pricing competition and other factors, which decreased average selling prices by approximately $2.71.

Cost of Sales. Cost of sales was $82.9 million, or 88.8% of net revenues, in the first quarter of fiscal 2017 compared to $83.0 million, or 87.3% of net revenues, in the same period of fiscal 2016. Cost of sales in the first quarter of fiscal 2017 decreased by $0.1 million as compared to the same period of fiscal 2016 primarily due to lower volumes and nickel prices being better aligned with cost, partially offset by a combination of higher raw material costs, a higher-value product mix and lower manufacturing cost absorption.

Gross Profit.  As a result of the above factors, gross profit was $10.5 million for the first quarter of fiscal 2017, a decrease of $1.6 million from the same period of fiscal 2016. Gross margin as a percentage of net revenue decreased to 11.2% in the first quarter of fiscal 2017 as compared to 12.7% in the same period of fiscal 2016. The decrease is primarily attributable to a combination of reduced volumes, unfavorable absorption and increased pricing competition, partially offset by better nickel price alignment with cost and higher levels of specialty application projects.

Selling, General and Administrative Expense.    Selling, general and administrative expense was $10.3 million for the first quarter of fiscal 2017, essentially flat with the same period of fiscal 2016.  Selling, general and administrative expense as a percentage of net revenues increased to 11.0% for the first quarter of fiscal 2017 compared to 10.8% for the same period of fiscal 2016 due to the drop in net revenues.

Research and Technical Expense.  Research and technical expense was $0.9 million, or 1.0% of revenue, for the first quarter of fiscal 2017, essentially flat with the same period of fiscal 2016.

Operating Income/(Loss).  As a result of the above factors, operating loss in the first quarter of fiscal 2017 was ($0.8) million compared to operating income of $0.9 million in the same period of fiscal 2016.

Income Taxes.  Income tax benefit was $0.2 million in the first quarter of fiscal 2017, a difference of $0.8 million from an expense of $0.6 million in the first quarter of fiscal 2016. The effective tax rate for the first quarter of fiscal 2017 was 23.6%, compared to 71.0% in the same period of fiscal 2016.  The lower effective tax rate for the first quarter of fiscal 2017 is primarily attributable to a change in federal tax law that was enacted in the first quarter of fiscal 2016, which had a $0.4 unfavorable impact in the first quarter of fiscal 2016.

Net Income/(Loss).  As a result of the above factors, net loss in the first quarter of fiscal 2017 was ($0.7) million, a decrease of $0.9 million from net income of $0.2 million in the same period of fiscal 2016.

Volumes, Competition and Pricing

Volumes in the first quarter of fiscal 2017 were below 4.0 million pounds, reflecting low demand and low transactional business as customers managed their calendar year-end balance sheets. Base-volumes continue to be challenged in the specialty metals industry with persistent headwinds due to the continued strong dollar, adjustments in the aerospace supply chain with the change-over to the new engine platforms, fewer commodity projects in chemical processing and uncertainties in the global macro-economic and political environment.

The first quarter of fiscal 2017 was relatively nickel neutral with the cost of nickel in the Company’s cost of sales better aligned with the market price of nickel, alleviating the margin compression that occurred throughout fiscal 2016. The market price of nickel at the end of the first quarter strengthened with the 30-day average ending December 31, 2016 at $5.00 per pound.  This moderate increase partially offset a decline in the Company’s average selling prices as price competition heightened for commodity alloys in an environment that is at a cyclical low level in the industry.

Gross Profit Margin Trend Performance

During the first quarter of fiscal 2017, gross profit margin and gross profit margin percentage declined sequentially.  Gross profit margin percentage was 11.2% in the first quarter of fiscal 2017 compared to 12.4% in the fourth quarter of fiscal 2016.  The decreased volume levels combined with unfavorable fixed cost absorption contributed to this decline.  In addition, fewer specialty application projects, price competitiveness as a result of the strong U.S. dollar and lower transactional business unfavorably impacted gross profit margin percentages.  These declines were partially offset by better alignment of the cost of nickel in the Company’s cost of sales with the market price of nickel, allowing the first quarter of fiscal 2017 to be relatively nickel neutral.

Backlog

Backlog was $167.3 million at December 31, 2016, a decrease of approximately $1.1 million, or 0.6%, from $168.4 million at September 30, 2016. The backlog dollars decreased during the first quarter of fiscal 2017 due to a 10.8% decrease in the average selling price per pound partially offset by an 11.4% increase in pounds.  The decrease in average selling price per pound reflects fewer specialty projects in the backlog, while the increase in pounds was due to a low shipment volume in the first quarter of fiscal 2017.

Capital Spending

During the first quarter of fiscal 2017, the Company has continued to execute on its capital expansion projects that were initiated in fiscal 2016.  The $22.0 million of planned capital spending in fiscal 2017 includes $6.0 million to continue to build out and increase the LaPorte service center operations, $4.9 million to further increase sheet manufacturing capacity in the Kokomo operations, which is expected to help the Company keep pace with anticipated growth in the aerospace market, and $0.5 million for the completion of the manufacturing phase of the IT systems upgrade.  The remaining $10.6 million of planned spending is earmarked for continued upgrades throughout the manufacturing facilities.  Capital investment in the first quarter of fiscal 2017 was $5.9 million.

Liquidity

During the first quarter of fiscal 2017, the Company’s primary sources of cash were cash on-hand and cash provided by operating activities, as detailed below.  At December 31, 2016, the Company had cash and cash equivalents of $63.0 million (excluding restricted cash of $1.9 million) compared to $59.3 million at September 30, 2016. As of December 31, 2016, the Company had cash and cash equivalents of $17.9 million held by foreign subsidiaries in various currencies.

For the first quarter of fiscal 2017, net cash provided by operating activities was $13.5 million compared to net cash provided by operations of $10.1 million in the first quarter of fiscal 2016.  The primary driver of this increase was cash generated from lower controllable working capital of $10.2 million in the first quarter of fiscal 2017 compared to cash used from higher controllable working capital of $3.7 million over the same period of fiscal 2016.  Additionally, cash generated from reductions in restricted cash of $3.5 million in the first quarter of fiscal 2017 compared to cash used of $9.2 million in the same period of fiscal 2016 was also a contributor to the overall increase in net cash provided by operations.   Offsetting this was cash used in the first quarter of fiscal 2017 from lower deferred revenue of $5.2 million compared to cash generated from higher deferred revenue of $15.4 million in the same period of fiscal 2016.    Net cash used in investing activities was $5.9 million in the first quarter of fiscal 2017 compared to $7.1 million in the same period of fiscal 2016.  The reduction in cash used in investing activities is primarily due to a higher level of investment in sheet manufacturing capacity in the first quarter of fiscal 2016 as compared to the first quarter of fiscal 2017.  Net cash used in financing activities in the first quarter of fiscal 2017 of $3.1 million included $2.8 million of dividend payments and approximately $0.3 million of stock re-purchases made to satisfy taxes in relation to the vesting of restricted stock, which is comparable to the prior year.

The Company’s sources of liquidity for the remainder of fiscal 2017 are expected to consist primarily of cash generated from operations, cash on-hand and, if needed, borrowings under the U.S. revolving credit facility.  At December 31, 2016, the Company had cash of $63.0 million, an outstanding balance of zero on the U.S. revolving credit facility and access to a total of approximately $120.0 million under the U.S. revolving credit facility, subject to a borrowing base formula and certain reserves that could limit the Company’s borrowing to approximately $105.0 million. Management believes that the resources described above will be sufficient to fund planned capital expenditures and working capital requirements over the next twelve months.

Dividend Declared

On February 2, 2017, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable March 15, 2017 to stockholders of record at the close of business on March 1, 2017. The aggregate cash payout based on current shares outstanding will be approximately $2.7 million, or approximately $11.0 million on an annualized basis.

Guidance

Management expects the challenging environment to continue in the second quarter of fiscal 2017.  While the Company will not have the impact of lower production and shipping days due to holidays and planned maintenance shutdowns that impacted the first quarter, the Company is expecting lower levels of specialty application project shipments in the second quarter as compared to the first quarter as well as continued low base volumes and challenging price competition.  Some customers have expressed optimism for increased demand in the industry, however that is not expected to materialize until the second half of fiscal 2017.   Management currently expects revenue and earnings in the second quarter to be similar to the first quarter of fiscal 2017.

Earnings Conference Call

The Company will host a conference call on Friday, February 3, 2017 to discuss its results for the first quarter of fiscal 2017.  Mark Comerford, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, February 3, 2017	Dial-In Numbers:	877-407-8033 (Domestic)
Time:	9:00 a.m. Eastern Time		201-689-8033 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, February 3rd at 11:00 a.m. ET, through 11:59 p.m. ET on Sunday, March 5, 2017. To listen to the replay, please dial:

Domestic:	877-481-4010
International:	919-882-2331
Replay Access:	Conference: 10217

A replay of the Webcast will also be available at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company's outlook for fiscal year 2017 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, market and industry trends, capital expenditures and dividends.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, without limitation, those risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended September 30, 2016.  Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company's control.

The Company has based these forward-looking statements on its current expectations and projections about future events.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,
	2015	2016
Net revenues	$95,070	$93,355
Cost of sales	82,982	82,868
Gross profit	12,088	10,487
Selling, general and administrative expense	10,276	10,312
Research and technical expense	915	943
Operating income (loss)	897	(768)
Interest income	(26)	(57)
Interest expense	138	169
Income (loss) before income taxes	785	(880)
Provision for (benefit from) income taxes	557	(208)
Net income (loss)	$228	$(672)
Net income (loss) per share:
Basic	$0.02	$(0.06)
Diluted	$0.02	$(0.06)
Weighted Average Common Shares Outstanding
Basic	12,346	12,382
Diluted	12,353	12,382

Dividends declared per common share	$0.22	$0.22

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share data)

	September 30,	December 31,
	2016	2016
ASSETS
Current assets:
Cash and cash equivalents	$59,297	$62,961
Restricted cash	5,446	1,923
Accounts receivable, less allowance for doubtful accounts of $402 and $468 at September 30, 2016 and December 31, 2016, respectively	61,612	52,875
Inventories	236,558	241,590
Income taxes receivable	538	3,286
Other current assets	2,809	3,906
Total current assets	366,260	366,541
Property, plant and equipment, net	199,182	198,751
Deferred income taxes	71,010	68,828
Prepayments and deferred charges	1,798	1,721
Goodwill	4,789	4,789
Other intangible assets, net	6,562	6,439
Total assets	$649,601	$647,069
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29,925	$37,164
Accrued expenses	12,880	13,178
Accrued pension and postretirement benefits	5,095	5,095
Deferred revenue—current portion	7,488	2,908
Total current liabilities	55,388	58,345
Long-term obligations (less current portion)	8,256	8,022
Deferred revenue (less current portion)	22,829	22,204
Deferred income taxes	1,578	1,577
Accrued pension benefits (less current portion)	130,134	129,245
Accrued postretirement benefits (less current portion)	120,117	119,955
Total liabilities	338,302	339,348
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,520,308 and 12,545,483 shares issued and 12,491,149 and 12,510,307 outstanding at September 30, 2016 and December 31, 2016, respectively)	12	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	246,625	247,182
Accumulated earnings	180,565	177,141
Treasury stock, 29,159 shares at September 30, 2016 and 35,176 shares at December 31, 2016	(1,380)	(1,646)
Accumulated other comprehensive loss	(114,523)	(114,969)
Total stockholders’ equity	311,299	307,721
Total liabilities and stockholders’ equity	$649,601	$647,069

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended December 31,
	2015	2016
Cash flows from operating activities:
Net income (loss)	$228	$(672)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	5,114	5,262
Amortization	126	123
Pension and post-retirement expense - U.S. and U.K.	4,786	5,859
Change in long-term obligations	14	—
Stock compensation expense	584	558
Excess tax expense from restricted stock vesting	114	—
Deferred revenue	15,444	(5,205)
Deferred income taxes	4,075	729
Loss on disposition of property	11	254
Change in assets and liabilities:
Restricted cash	(9,200)	3,523
Accounts receivable	10,492	7,648
Inventories	(10,657)	(6,973)
Other assets	(1,236)	(1,041)
Accounts payable and accrued expenses	(3,516)	8,938
Income taxes	(2,676)	(2,705)
Accrued pension and postretirement benefits	(3,558)	(2,829)
Net cash provided by operating activities	10,145	13,469
Cash flows from investing activities:
Additions to property, plant and equipment	(7,051)	(5,893)
Net cash used in investing activities	(7,051)	(5,893)
Cash flows from financing activities:
Dividends paid	(2,746)	(2,752)
Payment for purchase of treasury stock	(289)	(266)
Excess tax expense from restricted stock vesting	(114)	—
Payments on long-term obligation	(12)	(55)
Net cash used in financing activities	(3,161)	(3,073)
Effect of exchange rates on cash	(720)	(839)
Increase (decrease) in cash and cash equivalents:	(787)	3,664
Cash and cash equivalents:
Beginning of period	49,045	59,297
End of period	$48,258	$62,961